Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Cardio Diagnostics Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type(1)	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00001 per share	—	—	—	—	—	—
Equity	Preferred Stock, par value $0.0001 per share	—	—	—	—	—	—
Other	Warrants	—	—	—	—	—	—
Other	Units(4)	—	—	—	—	—	—
Other	Subscription Rights	—	—	—	—	—	—
Unallocated (Universal) Shelf	—	457(o)	—	—	$17,000,000(2)	$0.00014760	$2,509.20
Total Offering Amount				$17,000,000			$2,509.20
Total Fees Previously Paid							$0
Total Fee Offsets							$0
Net Fee Due							$2,509.20

(1)	Represents securities that may be offered and sold from time to time in one or more offerings by Cardio Diagnostics Holdings, Inc.

(2)	There are being registered under this registration statement (i) such indeterminate number of shares of common stock and preferred stock; (ii) such indeterminate number of warrants to purchase common stock, preferred stock or units; (iii) such indeterminate number of subscription rights; and (iv) such indeterminate number of units as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $17,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock, rights, and warrants as may be issued upon conversion of or exchange for preferred stock that provide for conversion or exchange; upon exercise of warrants; pursuant to the terms of any units; or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar events.

(3)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction I.B.6. of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.
(4)	Each unit will represent an interest in two or more securities, which may or may not be separable from one another.

Table 2: Fee Offset Claims and Sources

Not applicable

Table 3: Combined Prospectuses

Not applicable